QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan Executive Vice President, Chief Financial Officer (518) 452-1242 ext. 7400
THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com) (212) 704-9727

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER 2003 RESULTS

        Albany, NY, May 14, 2003—Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales of $273.4 million in its first quarter ended May 3, 2003, compared to $279.5 million for the same period last year. Comparable store sales in the first quarter of 2003 were flat with last year.

        Net loss for the quarter was $5.1 million, or $0.13 per diluted share, compared to net loss of $18.9 million, or $0.47 per diluted share last year. The 2003 and 2002 results reflect the adoption of a new method of accounting for vendor allowances, which was previously disclosed in the Company's press release dated April 29, 2003. The new method is pursuant to the Emerging Issues Task Force guidance relating to vendor allowances, EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, which was issued in March, 2003.

        Consistent with the transition rules outlined in EITF No. 02-16, the Company adopted the new accounting retroactive to the beginning of fiscal 2002. The effect of this retroactive treatment on first quarter 2002 results includes a one-time, non-cash, after-tax charge of $13.7 million or $0.34 per diluted share, which is reflected as a "cumulative effect of a change in accounting principle".

        The gross profit for the first quarter of 2003 was 35.7% versus 37.1% in the first quarter of fiscal 2002. SG&A as a percentage of sales was 35.1% compared to 36.7% last year. Both periods reflect the classification of a portion of the company's vendor allowances in cost of goods sold in accordance with the requirements of EITF No. 02-16.

        "We were pleased with our results for the quarter as we see a positive response to the continued building of the FYE brand ("For Your Entertainment") and an increase in the consumer awareness of the recently installed Listening and Viewing Stations (LVS). We were particularly pleased to see comparable store CD sales improve to a negative 4% from a negative 14% for annual 2002. Other categories continue to show solid gains, benefiting from marketing our stores as a total entertainment retailer," commented Robert J. Higgins, Trans World's Chairman and Chief Executive Officer.

        "We remain comfortable with previously announced expectations for fiscal 2003 of earnings the range of $0.15 to $0.20 per share," concluded Mr. Higgins.

        Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.fye.com. In addition to its mall locations, operated under the "FYE" brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Spec's and Planet Music.

        Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

TRANS WORLD ENTERTAINMENT CORPORATION

INCOME STATEMENTS

(in millions, except per share data)

	Thirteen Weeks Ended
	May 3, 2003	% to Sales	May 4, 2002	% to Sales
Sales	$273.4		$279.5
Cost of sales	175.8	64.3%	175.7	62.9%

Gross profit	97.6	35.7%	103.8	37.1%
Selling, general and administrative expenses	96.1	35.1%	102.6	36.7%
Depreciation and amortization	9.8	3.7%	9.6	3.4%

Loss from operations	(8.3)	-3.0%	(8.4)	-3.0%
Interest expense (income)	0.2	0.1%	0.1	0.0%

Loss before income taxes and cumulative effect of change in accounting principle	(8.5)	-3.1%	(8.5)	-3.0%
Income tax benefit	(3.4)	-1.2%	(3.3)	-1.1%

Loss before cumulative effect of change in accounting principle	$(5.1)	-1.9%	$(5.2)	-1.9%
Cumulative effect of change in accounting principle, net of income taxes	$—	0.0%	$(13.7)	-4.9%

NET LOSS	$(5.1)	-1.9%	$(18.9)	-6.8%

Basic loss per common share:
Loss per share before cumulative effect of change in accounting principle	$(0.13)		$(0.13)
Cumulative effect of change in accounting principle, net of income taxes	$—		$(0.34)
Basic loss per share	$(0.13)		$(0.47)

Weighted average number of common shares outstanding — basic	38.9		40.7

Diluted loss per common share:
Loss per share before cumulative effect of change in accounting principle	$(0.13)		$(0.13)
Cumulative effect of change in accounting principle, net of income taxes	$—		$(0.34)
Diluted loss per share	$(0.13)		$(0.47)

Weighted average number of common shares outstanding -diluted	38.9		40.7

TRANS WORLD ENTERTAINMENT CORPORATION

SELECTED BALANCE SHEET CAPTIONS

(in millions, except per share data)

Cash and cash equivalents	$62.0	$58.8
Merchandise inventory	401.7	391.4
Fixed assets (net)	147.5	154.9
Accounts payable	222.2	209.8
Long-term debt, less current portion	7.8	8.7
Stores in operation	843	887

QuickLinks

  Exhibit 99.1
TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER 2003 RESULTS
TRANS WORLD ENTERTAINMENT CORPORATION INCOME STATEMENTS (in millions, except per share data)
TRANS WORLD ENTERTAINMENT CORPORATION SELECTED BALANCE SHEET CAPTIONS (in millions, except per share data)